LOGO OMITTED                                                   NEWS RELEASE

For More Information Contact:
Environmental Solutions Worldwide Inc                   Paul Henning
Investor Relations, 1-905-695-4142                      Cameron Associates
Investor-relations@cleanerfuture.com                    212-554-5462
                                                        Paul@cameronassoc.com

          ENVIRONMENTAL SOLUTIONS WORLDWIDE SECOND QUARTER PROFITABLE
                        REVENUE INCREASE OF $3.5 MILLION
                         GROSS PROFIT UP $1.28 MILLION
                             NET INCOME - $152,067

CONCORD, ON (AUGUST 18, 2010) Environmental Solutions Worldwide, Inc. (ESW) (OTCBB:ESWW) and (Frankfurt Stock Exchange - FWB:EOW), a leading developer, manufacturer and seller of technology solutions for the environmental control and military markets, announced second quarter 2010 revenues of $3.5 million, an increase of over 4,000 per cent, compared to $84,568 in the quarter ended June 30, 2009. The increase primarily reflects sales of the company's verified Therma Cat (TM) Active Level III on- and off-road products that meet new regulations, as well as sales of the Xtrm Cat (TM) locomotive and marine product.

As a result, gross profit for the quarter was $1.3 million compared to $48,627 in the 2009 second quarter and net income was $152,067, compared to a net loss of $1.7 million (net comprehensive income in the current quarter was $10,019, or $0.00 per share, compared to a net comprehensive loss of $1.6 million or $0.02 per share in the 2009 quarter). The net income resulted from improved revenues and a gain from a mark to market adjustment on advanced share subscriptions. Loss from operations reduced to $561,362 in the second quarter of 2010 from $1.6 million in the 2009 quarter a 65% decrease. EBITDA for the 2010 second quarter was $485,657, a turnaround of $1.7 million from the second quarter of 2009 (negative 1.26 million).

"Our quarterly performance validates the time and resources we invested and continue to invest in gaining approvals for our new products," said David J. Johnson, ESW's president and CEO. "Demand is increasing for these solutions, as national, regional and local regulations become more exacting and set firm deadlines. We continue to expand our pipeline in the municipal and government sectors, and are actively bidding on an increasing number of significant opportunities. Accordingly, the second half of 2010 should be a period of solid top line growth, while we continue to build our product portfolio and distribution network to meet the demands of an exciting and expanding market."

Revenues for the first six months of 2010 increased $5.3 million to a total of $5.8 million compared to the $454,686 reported in the same 2009 six month period, while gross profit was $2.0 million compared to $212,727. The 2010 six month net loss was $4.8 million, compared to a net loss of $3.4 million (net comprehensive loss in the current six month period was $4.8 million or $0.05 per share, compared to $3.3 million or $0.05 per share in the 2009 period). The 2010 net loss reflects one time charges of approximately $2.9 million for an inducement premium (paid on convertible debentures), long-term debt accretion and mark to market adjustment on advance share subscriptions.

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EBITDA for the 2010 six month period without these charges was negative $907,886 compared to a negative $2.3 million in 2009 a $1.4 million improvement over the prior year period. Additional detailed financial information for the ESW's second quarter can be found the company's 10-Q filed with the Securities and Exchange Commission.

ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.

Headquartered in Concord, Ontario, Environmental Solutions Worldwide, Inc. is a publicly traded Company engaged through its wholly owned subsidiaries ESW Canada, Inc. and ESW America, Inc. (the ESW Group of Companies) in the design, development, ISO 9001:2000 certified manufacturing and sales of technologies for both the environmental control and military sectors. The ESW Group of Companies currently manufacture and market a diversified line of catalytic emission control products and support technologies for diesel, gasoline and alternative fueled engines. The ESW Group of Companies also operates a comprehensive EPA/CARB & MSHA recognized emissions testing and verification laboratory.

For updated information, please visit the Company's Web site at:
www.cleanerfuture.com

SAFE HARBOR

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.